Exhibit 10.m

LYRIS TECHNOLOGIES EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into between Lyris Technologies, Inc. (“Employer”), and Joseph Lambert (“Employee”).

In consideration of the employment or continued employment of Employee by Employer, Employer and Employee agree as follows:

1.  Employment, Complete Agreement, and Modification

Employer agrees to employ or continue to employ Employee and Employee agrees to be employed by Employer on the terms and conditions set forth herein.  This Agreement supersedes all previous correspondence, promises, representations, and agreements, if any, either written or oral.  No provision of this Agreement may be modified except in writing signed by both the Employer’s CEO and the Employee.

Employee warrants to Employer that Employee is not bound by the terms of any contract with any prior employer or other party that would interfere with Employee’s ability to fully comply with the terms of this Agreement.

2.  Duties and Compensation

Employee shall perform any and all duties now and hereafter assigned to Employee by Employer, or performed by Employee whether or not assigned to Employee, for a salary as may from time to time be fixed by Employer.   Employee agrees to abide by Employer’s rules, regulations, and practices, including but not limited to those concerning work schedules, vacation and sick leave, as they may from time to time be adopted or modified, herein and in the Lyris Employee Handbook (“Handbook”).

3.  Salary or Wage May Be Changed

Employee understands and agrees that Employee’s salary or hourly wage may be adjusted from time to time by Employer at Employer’s sole discretion without affecting this Agreement.

4.  Termination of Employment

Employee understands and agrees that all employment relationships with Employer are “at will,” and as such Employee or Employer may end the employment relationship for any reason at any time, with or without cause or advance notice.

5.  Salary or Wage Is Full Compensation

Employee understands that Employee’s salary or hourly wage will constitute the full and exclusive monetary consideration and compensation for all services performed by Employee and for the performance of all of Employee’s promises and obligations hereunder.

6.  Other Compensation

Employee understands and agrees that any additional compensation to Employee (whether a bonus or other form of additional compensation) shall rest in the sole discretion of Employer and that Employee shall not earn or accrue any right to additional compensation by reason of Employee’s employment.

7.  Employee Benefits Plan

Employer may adopt or continue in force benefit plans for the benefit of its employees or certain of its employees.  Such benefit plans may include, as examples only, group life insurance and medical insurance.  Employer may terminate any or all such plans at any time and may choose not to adopt any additional plans.  Employee’s rights under any benefits plans now in force or later adopted by Employer shall be governed solely by their terms.

8.  Duty To Devote Full Time and To Avoid Conflict of Interest

Employee agrees that during the period of employment, Employee shall devote full-time efforts to his or her duties as an employee of Employer.  During the period of employment, Employee further agrees not to (i) solely or jointly with others undertake or join any planning for or organization of any business activity competitive with the Employer’s business and (ii) directly or indirectly, engage or participate in any other activities that cause harm to the Employer’s research and development, sales, marketing, public reputation and representation, or business in general.

9.  Information Disclosed Remains Property of Employer

All ideas, concepts, information, and written material disclosed to Employee by Employer, or acquired from a customer or prospective customer of Employer, are and shall remain the sole and exclusive property and proprietary information of Employer or such customers, and are disclosed in confidence by Employer or permitted to be acquired from such customers in reliance on Employee’s agreement to maintain them in confidence and not to use or disclose them to any other person except in furtherance of Employer’s business.

10.  Inventions and Creations Belong to Employer

Any and all inventions, discoveries, improvements, or creations (collectively “Creations”) which Employee has conceived or made or may conceive or make either individually or with others, during the period of employment in any way, directly or indirectly, connected with Employer’s business, and any patents, trademarks and trade secret rights issued or created in connection with such Creations, shall be the sole and exclusive property of Employer.  Employee agrees that all copyrightable works created by Employee or under Employer’s direction in connection with Employer’s business are “works made for hire” and shall be the sole and complete property of Employer and that any and all copyrights to such works shall belong to Employer.  To the extent such works are not deemed to be “works made for hire,” Employee hereby assigns all proprietary rights, including copyright, in these works to Employer without further compensation including, without limit, any such work performed during work hours on Employer’s premises or using Employer’s equipment, facilities, intellectual property, or money.

Employee further agrees to (i) disclose promptly to Employer all such Creations which Employee has made or may make solely, jointly, or commonly with others, during the period of employment in any way, directly or indirectly, connected with Employer’s business, (ii) assign all such Creations to Employer, and (iii) execute and sign any and all applications, assignments, or other instruments which Employer may deem necessary in order to enable it, at its expense, to apply for, prosecute, and obtain copyrights, patents or other proprietary rights in the United States and foreign countries or in order to transfer to Employer all right, title, and interest in said Creations. This obligation applies to all Creations conceived during the term of employment with Employer and to Creations based on information developed during the term of employment, which are directly or indirectly connected with Employer’s business.

Employee will maintain and make available to Employer at any time during the term of employment with Employer all written records or drawings of any Creations made by Employee either alone or with others during the course of employment with Employer.

Employer agrees, pursuant to California Labor Code Section 2870, that any Creations which Employee has conceived or made or may conceive or make either individually or with others, during the period of employment in any way, not connected with Employer’s business, and any patents, trademarks and trade secret rights issued or created in connection with such Creations, shall be the sole and exclusive property of Employee.

11.  Confidentiality

a.  Definition.  During the term of employment with Employer, Employee will have access to and become acquainted with various trade secrets and other proprietary and confidential information which are owned by Employer and which are used in the operation of Employer’s business.  “Trade secrets and other proprietary and confidential information” consist of, for example, and not intending to be inclusive, (i) software (source and object code), algorithms, computer processing systems, techniques, methodologies, formulae, processes, compilations of information, drawings, proposals, job notes, reports, records, and specifications, and (ii) information concerning any matters relating to the business of Employer, any of its customers, customer contacts, licenses, the prices it obtains or has obtained for the licensing of its software products and services, or any other information concerning the business of the Employer and Employer’s good will.

b.  No Disclosure.  Employee shall not disclose or use in any manner, directly or indirectly, any such trade secrets and other proprietary and confidential information either during the term of this Agreement or at any time thereafter, except as required in the course of employment with Employer.

12.  Return of Material

Employee agrees that, upon request of Employer or upon termination of employment, Employee shall turn over to Employer all documents, disks or other computer media, or other material in his or her possession or under his or her control that (i) may contain or be derived from ideas, concepts, Creations, or trade secrets and other proprietary and confidential information as set forth in paragraphs 9, 10 and 11 above, or (ii) connected with or derived from Employee’s services to Employer.

13.  Covenant Not To Compete

a.  Restriction.  Employee agrees that he or she will not, during the course of employment and, to the extent permissible pursuant to applicable law, for a period of twelve (12) months commencing upon the expiration of employment, voluntarily or involuntarily, directly or indirectly, develop, or assist others to develop, software product(s) with functionality similar to the functionality of any software product(s) developed or under development by Employer.  The term “develop software product(s)” shall mean design, create general or detailed functional or technical specifications for, create or write code for, enhance, debug or otherwise modify code for, or otherwise participate in the creation or modification of software product(s).

b.  Employee’s Acknowledgments and Agreements.  Employee acknowledges and agrees that the software developed by Employer is or is intended to be marketed and licensed to customers worldwide .  Employee further acknowledges and agrees to the reasonableness of this covenant not to compete and the duration of time that are a part of this covenant.  Employee also acknowledges and agrees that this covenant will not preclude Employee from becoming gainfully employed following termination of employment with Employer.

14.  Inducing Employees To Leave Employer; Employment of Employees

Any attempt on the part of Employee to induce others to leave Employer’s employ, or any effort by Employee to interfere with Employer’s relationship with its other employees would be harmful and damaging to Employer.  Employee agrees that during the term of employment and for a period of twelve (12) months thereafter, Employee will not in any way, directly or indirectly (i) induce or attempt to induce any employee of Employer to quit employment with Employer;  (ii) otherwise interfere with or disrupt Employer’s relationship with its employees;  (iii) solicit, entice, or hire away any employee of Employer; or (iv) hire or engage any employee of Employer or any former employee of Employer whose employment with Employer ceased less than one (1) year before the date of such hiring or engagement.

15.  Nonsolicitation of Business

During Employee’s employment with Employer and for a period of twelve (12) months from the date of termination of such employment, Employee will not divert or attempt to divert from Employer any business Employer had enjoyed or solicited from its customers during the twelve (12) months prior to the termination of Employee’s employment.

16.  Remedies - Injunction

In the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, Employee agrees that Employer — in addition to and not in limitation of any other rights, remedies, or damages available to Employer at law or in equity — shall be entitled to a permanent injunction in order to prevent or restrain any such breach by Employee or by Employee’s partners, agents, representatives, servants, employees, and/or any and all persons directly or indirectly acting for or with Employee.

17.  Severability

In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement.  In the event that any provision relating to the time period or scope of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope such court deems reasonable and enforceable, then the time period or scope of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period.

18.  Governing Law

This Agreement shall be construed and enforced according to the laws of the State of California. All legal actions arising under this Agreement shall be instituted in, and both Employer and Employee consent to jurisdiction in the courts of Alameda County, California.

19.  Agreement: Read, Understood, and Accepted

Employee has carefully read and understood this Agreement, and agrees to comply with all of its provisions.

AGREED:

EMPLOYER:

/s/ Luis A. Rivera
Signature

Luis A. Rivera
Name

President
Title

Lyris Technologies, Inc.
2070 Allston Way, Suite 200
Berkeley, CA 94704

8/29/2005
Date

EMPLOYEE:

/s/ Joseph Lambert
Signature

Joseph Lambert
Name

Vice President, Controller
Title

8/29/2005
Date